HOLLYFRONTIER BOARD OF DIRECTORS AUTHORIZES $350 MILLION SHARE REPURCHASE PROGRAM

Dallas, TX, June 28, 2012
HollyFrontier Corporation (NYSE: HFC) (“HollyFrontier”) today announced its Board of Directors has authorized a $350 million share repurchase program. This authorization is in addition to the approximately $60 million remaining under the $350 million share repurchase program that was announced by HollyFrontier in January 2012. These share repurchases will be made in the open market or through privately negotiated transactions from time to time and are subject to market conditions, corporate, regulatory and other considerations. This share repurchase program may be discontinued at any time by the Board of Directors.

“Our Board’s decision to authorize a second $350 million share repurchase program reflects our continued commitment to deliver value to our shareholders,” said Mike Jennings, President and Chief Executive Officer of HollyFrontier. “In addition to our share repurchases, we have also raised our regular dividend twice, doubling it from the rate paid in July 2011 at the time of the HollyFrontier merger, and have declared four special dividends during that same period. We believe the combination of dividends and share repurchases are effective means to increase our shareholders’ returns and build additional shareholder value,” Jennings added.

About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 42% interest (including the 2% general partner interest) in Holly Energy Partners, L.P.

FOR FURTHER INFORMATION, Contact:
M. Neale Hickerson
Julia Heidenreich

Investor Relations
HollyFrontier Corporation
214-871-3555

Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com.